Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HEPION PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MARCH, A.D. 2025, AT 12:21 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

5335117 8100
SR# 20251086743

Authentication: 203184758
Date: 03-17-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:21 PM 03/17/2025
FILED 12:21 PM 03/17/2025
SR 20251086743 - File Number 5335117

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF HEPION PHARMACEUTICALS, INC.

HEPION PHARMACEUTICALS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Hepion Pharmaceuticals, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 15, 2013, as amended on May 25, 2018; May 28, 2019; July 18, 2019; and May 10, 2023 (the "Certificate of Incorporation").

SECOND: ARTICLE IV, SECTION I of the Corporation's Certificate of Incorporation shall be amended by inserting the following language at the end of such section which shall read as follows:

"Reverse Stock Split. As of 4:01 p.m. Eastern Time on March 17, 2025 (the "Effective Time") of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each fifty (50) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split."

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 17th day of March, 2025.

HEPION PHARMACEUTICALS, INC.
By: *[/s/ John Brancaccio]*
Name: John Brancaccio
Title: Interim Chief Executive Officer